Exhibit 99.1

DESKTOP METAL ANNOUNCES APPOINTMENT OF JAMES EISENSTEIN AS NEW DIRECTOR

July 28, 2021 - BOSTON – Desktop Metal, Inc. (NYSE: DM) today announced the appointment of James Eisenstein to its Board of Directors effective as of July 27, 2021. Eisenstein was also appointed to serve on the Nominating and Corporate Governance Committee of the Board.

Eisenstein has more than 30 years of leadership experience in both public and private technology companies, including an extensive background in M&A and industrial consolidation. He has founded several multi-billion-dollar companies including American Tower Corporation (NYSE: AMT) which today has a market cap of over $120 billion, and Eaton Towers Limited, the largest tower operator in Africa until its sale in 2019 for $1.9 billion. He is currently Founder, Chairman and Chief Executive Officer of Grupo TorreSur, the largest independent wireless tower company in Latin America. Eisenstein is a graduate of Georgetown University, and he holds an M.B.A. from The Wharton School and a J.D. from the University of Pennsylvania Law School.

“We are delighted to welcome Jimmy to the Board,” said Ric Fulop, Founder and CEO of Desktop Metal. “I’ve worked with Jimmy over the past few years as he was a Limited Partner in one of Desktop Metal's early investors, and I have no doubt his expertise and experience will prove to be an invaluable addition to our Board of Directors.”

"I am excited about joining the Desktop Metal Board,” said Eisenstein. “Desktop Metal has been a revolutionary force in additive manufacturing and I look forward to contributing to its continued growth and expansion.”

About Desktop Metal

Desktop Metal, Inc., based in Burlington, Massachusetts, is accelerating the transformation of manufacturing with an expansive portfolio of 3D printing solutions, from rapid prototyping to mass production. Founded in 2015 by leaders in advanced manufacturing, metallurgy, and robotics, the company is addressing the unmet challenges of speed, cost, and quality to make additive manufacturing an essential tool for engineers and manufacturers around the world. Desktop Metal was selected as one of the world’s 30 most promising Technology Pioneers by the World Economic Forum and named to MIT Technology Review’s list of 50 Smartest Companies. For more information, visit www.desktopmetal.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to the risks and uncertainties set forth in Desktop Metal, Inc.'s filings with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Desktop Metal, Inc. assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations:

Jay Gentzkow

(781) 730-2110

jaygentzkow@desktopmetal.com

Media Relations:

Lynda McKinney

(978) 224-1282

lyndamckinney@desktopmetal.com

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